Exhibit 99.1

FOR:	Jarden Corporation

CONTACT:	Trisha Mount / Rachel Wilson 914-967-9400

Investor Relations: Allison Malkin
Press: Alecia Pulman
ICR, Inc.
203-682-8200

FOR IMMEDIATE RELEASE

Jarden Announces Early Tender and Consent Solicitation Results

Rye, N.Y. – March 28, 2013 – Jarden Corporation (NYSE: JAH) (“Jarden” or the “Company”) announced today that holders of $168.5 million in principal amount of its 8% Senior Notes due 2016 (the “Notes”), or 56.2% of the outstanding principal amount, tendered their notes on or prior to 5:00 p.m., Eastern Time on March 27, 2013 (the “Early Tender Deadline”) pursuant to the Company’s previously announced cash tender offer (the “Tender Offer”) for any and all of the $300 million outstanding principal amount of the Notes. Subject to the terms, and upon satisfaction or waiver of the conditions, of the Tender Offer, the Company intends to exercise the early settlement option for the tender offer, with payment for the tendered Notes expected on or about March 28, 2013 (the “Initial Payment Date”).

In addition, Jarden announced that it received consents from holders of 56.2% of the Notes as of the Early Tender Deadline, which is a sufficient number of consents to effect all of the proposed amendments to the indenture governing the Notes (the “Indenture”), as set forth in Jarden’s Offer to Purchase and Consent Solicitation Statement dated March 14, 2013 (the “Offer to Purchase”), and the related Consent and Letter of Transmittal, pursuant to which the Tender Offer and consent solicitation are being made. The proposed amendments eliminate substantially all of the restrictive covenants contained in the Indenture. In addition, when the proposed amendments become operative, a notice of redemption to holders whose Notes are to be redeemed will be permitted to be provided not less than 15 days before a redemption date instead of not less than 30 days before a redemption date, as currently required under the Indenture. Jarden will execute a supplemental indenture effecting the proposed amendments to the Indenture, which will be effective upon payment for the Notes on the Initial Payment Date. The supplemental indenture, when effective, will be binding on the holders of Notes not purchased in the Tender Offer.

The Tender Offer will expire at 11:59 p.m., Eastern Time, on April 11, 2013 (the “Expiration Time”), unless extended or earlier terminated. As described in more detail in the Offer to Purchase and related Consent and Letter of Transmittal, subject to the terms and conditions of the Tender Offer, holders who validly tendered their Notes and delivered their consents by the Early Tender Deadline (and did not validly withdraw their Notes or revoke their consents) will be entitled to receive $1,046.75 per $1,000 principal amount of Notes tendered (the “Total Consideration”), which includes an early tender payment of $30.00 per $1,000 principal amount of Notes tendered (the “Early Tender Payment”). Holders who validly tender their Notes and deliver their consents after the Early Tender Deadline but by the Expiration Time are eligible to receive an amount equal to the Total Consideration minus the Early Tender Payment, or $1,016.75 per $1,000 principal amount of Notes tendered, if such Notes are accepted for purchase. Holders whose tendered Notes are accepted for purchase will also receive accrued and unpaid interest from, and including, the most recent interest payment date for the Notes, to, but not including, the applicable payment date for the Notes. Notes tendered after the Early Tender Deadline may not be withdrawn and the related consents may not be revoked.

The obligation of Jarden to accept for purchase, and to pay for, Notes validly tendered and not validly withdrawn pursuant to the Tender Offer is conditioned upon the satisfaction or waiver of certain conditions, including a financing condition and general conditions.

If less than all of the Notes are tendered and accepted for purchase pursuant to the Tender Offer, Jarden intends to redeem the remaining outstanding Notes upon the terms and conditions set forth in the Indenture, but Jarden is not obligated to do so.

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders with respect to, the Notes. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful. The Tender Offer and the Consent Solicitation are being made solely pursuant to the Offer to Purchase and the related Consent and Letter of Transmittal made available to holders of the Notes.

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The complete terms and conditions of the Tender Offer and Consent Solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated March 14, 2013 (the “Offer to Purchase”) and the related Consent and Letter of Transmittal, copies of which may be obtained from D.F. King & Co., Inc., the Tender Agent and Information Agent for the Tender Offer, at (800) 769-4414 (US toll free) or, for banks and brokers, (212) 269-5550. The Company has retained Barclays Capital Inc. as lead dealer manager and Credit Suisse Securities (USA) LLC as co-dealer manager and solicitation agents in connection with the Tender Offer and the Consent Solicitation. Questions regarding the terms of the Tender Offer and the Consent Solicitation may be directed to Barclays Capital Inc., at (800) 438-3242 (toll-free) and (212) 528-7581 (collect).

About Jarden Corporation

Jarden Corporation is a leading provider of a diverse range of consumer products with a portfolio of over 100 trusted, quality brands sold globally. Jarden operates in three primary business segments through a number of well recognized brands, including: Outdoor Solutions: Abu Garcia®, Aero®, Berkley®, Campingaz® and Coleman®, ExOfficio®, Fenwick®, Gulp!®, K2®, Marker®, Marmot®, Mitchell®, Penn®, Rawlings®, Shakespeare®, Stearns®, Stren®, Trilene®, Völkl® and Zoot®; Consumer Solutions: Bionaire®, Breville®, Crock-Pot®, FoodSaver®, Health o meter®, Holmes®, Mr. Coffee®, Oster®, Patton®, Rival®,
Seal-a-Meal®, Sunbeam®, VillaWare® and White Mountain®; and Branded Consumables: Ball®, Bee®, Bernardin®, Bicycle®, Billy Boy®, Crawford®, Diamond®, Dicon®, Fiona®, First Alert®, First Essentials®, Hoyle®, Kerr®, Lehigh®, Lifoam®, Lillo®, Loew Cornell®, Mapa®, NUK®, Pine Mountain®, Quickie®, Spontex® and Tigex®. Headquartered in Rye, N.Y., Jarden ranks #371 on the Fortune 500 and has over 25,000 employees worldwide. For in-depth information about Jarden, please visit www.jarden.com.

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s earnings per share and adjusted diluted earnings per share, expected or estimated revenue, segment earnings, net interest expense, income tax provision, cash flow from operations, and reorganization and other non-cash charges, the outlook for the Company’s markets and the demand for its products, consistent profitable growth, free cash flow, future revenues and gross, operating and EBITDA margin improvement requirement and expansion, organic net sales growth, bank leverage ratio, the success of new product introductions, growth in costs and expenses, the impact of commodities, currencies and transportation costs and the Company’s ability to manage its risk in these areas, repurchase of shares of common stock from time to time under the Company’s stock repurchase program, repurchase of the Company’s debt securities from time to time pursuant to a tender offer or otherwise, the Company’s ability to raise new debt, and the impact of acquisitions, divestitures, restructurings, and other unusual items, including the Company’s ability to integrate and obtain the anticipated results and synergies from its consummated acquisitions. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission.